EXHIBIT 10.1

BANCORPSOUTH, INC. EXECUTIVE PERFORMANCE INCENTIVE PLAN

        THIS INSTRUMENT is adopted by BancorpSouth, Inc. (the “Company”) as the BancorpSouth, Inc. Executive Performance Incentive Plan (the “Plan”) to be effective as of January 1, 2004.

RECITALS:

        WHEREAS, the Company has reviewed its executive compensation programs and policies and has determined that a portion of the compensation paid to key employees should be based on their performance;

        WHEREAS, the Company therefore desires to establish a compensation program that provides meaningful economic incentives to encourage outstanding performance by key employees;

        WHEREAS, the Company further desires that the performance goals be established in such a manner so that the economic interests of the key employees are aligned with the economic interests of the shareholders of the Company; and

        WHEREAS, the Company intends that all compensation payable and awards granted hereunder will qualify as “performance-based compensation” described in section 162(m)(4)(C) of the Code (as defined below), and that this Plan be approved by the shareholders of the Company before the compensation amounts described hereunder are paid by the Company;

        NOW, THEREFORE, pursuant to authorization of the Board of Directors of the Company taken on February 14, 2003, this instrument is hereby adopted as the Plan that has been established by the Company for the purposes stated herein:

ARTICLE I. DEFINITIONS

1.1	Award. An incentive compensation award issued hereunder to a Participant that is subject to and dependent upon the attainment of one or more performance goals. Payments under Awards will be made in the form of cash, and may be provided in fulfillment of cash bonus obligations that are payable under an employment agreement between a Participant and the Company.

1.2	Board. The board of directors of the Company.

1.3	Change in Control. The occurrence of any one of the following events:

(a) any "person" as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a corporation controlling the Company or owned directly or indirectly by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company, becomes the "beneficial owner" (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing more than 25% of the total voting power represented by the Company's then outstanding Voting Securities, or

(b) during any period of two consecutive years, individuals who at the beginning of such period constitute the Company's board of directors and any new director whose election by the Company's board of directors or nomination for election by the Company's shareholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof, or

(c) the shareholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the Voting Securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into Voting Securities of the surviving entity) more than 50% of the total voting power represented by the Voting Securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or

(d) the shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of its assets.

1.4	Code. The Internal Revenue Code of 1986, as amended.

1.5	Committee. A committee of Board members that is designated by the Board as the "Executive Compensation and Stock Incentive Committee," provided that the Committee shall be composed of at least two individuals (or such number that satisfies section 162(m)(4)(C) of the Code) and shall be solely composed of individuals who are "outside directors" as defined in Treas. Reg. § 1.162-27(e)(3) or any successor provision.

1.6	Company. BancorpSouth, Inc. and its affiliates, successors and assigns.

1.7	Disability. A Participant who is eligible for disability benefits under the Company’s long-term disability benefits plan shall be deemed to have incurred a disability hereunder.

1.8	Participant. Executive officers of the Company whose projected taxable compensation for a fiscal year of the Company may cause the Company to be subject to the deduction limitation of section 162(m) of the Code for the fiscal year and who have been designated by the Committee to receive Awards hereunder.

1.9	Payment Date. The date described in Section 4.2 herein.

1.10	Performance Period. The period of time to be used in measuring the time during which performance goals under Awards must be met. The Performance Period shall be each fiscal year of the Company unless otherwise specified by the Committee.

1.11	Plan. The BancorpSouth, Inc. Executive Performance Incentive Plan.

1.12	Retirement. The voluntary termination of service by a Participant on or after the date the Participant attains normal retirement age under the BancorpSouth, Inc. Salary Deferral-Profit Sharing Employee Stock Ownership Plan.

1.13	Voting Securities. Any securities of an entity which vote generally in the election of its directors.

ARTICLE II. ADMINISTRATION

        The Plan shall be administered by the Committee. The express grant in the Plan of any specific power to the Committee shall not be construed as limiting any power or authority of the Committee. Any decision made or action taken by the Committee to administer the Plan shall be final and conclusive. No member of the Committee shall be liable for any act done in good faith with respect to this Plan or any Award. The Company shall bear all expenses of Plan administration. In addition to all other authority vested with the Committee under the Plan, the Committee shall have complete authority to:

(a) Select Participants who may receive cash payments pursuant to Awards, and grant Awards pursuant to the terms hereof;

(b) Subject to the limitations and conditions contained in the Plan, establish the amounts payable under the Awards and the performance goals to be achieved for the payment of the Awards;

(c) Interpret all provisions of this Plan;

(d) Prescribe the forms to be used and procedures to be followed by Participants for the administration of the Plan;

(e) Adopt, amend, and rescind rules for Plan administration; and

(f) Make all determinations it deems advisable for the administration of this Plan.

ARTICLE III. AWARD ELIGIBILITY AND LIMITATIONS

3.1	Terms of Awards. All Awards must be established by the Committee in writing no later than the earlier to occur of (i) 90 days after the beginning of the Performance Period, and (ii) the elapse of 25% of such Performance Period. Payment of compensation under an Award shall be based on the attainment of one or more pre-established objective performance goals that are based on the criteria described in Section 3.3. The Committee must identify the Participant to whom the Award has been granted, the amount of compensation payable under the Award, and the performance goals upon which the Award is conditioned. Neither the Company nor the Committee shall have the discretion to increase the amount payable under an Award that would otherwise be due upon the attainment of the performance goals stated in the Award. Except as provided in the written terms and conditions of an Award that are provided to a Participant, or in an employment agreement between the Participant and the Company, the Committee shall retain the right to reduce or eliminate the amount that is payable under the Award.

3.2	Form of Payment. An Award shall be paid in the form of a cash bonus to a Participant. The amount of the cash bonus shall be stated as a fixed amount or as an objective formula for computing the amount of compensation payable if the performance goal is obtained. A formula for computing compensation may be expressed as a percentage of base compensation payable to a Participant or on any other basis that yields a determinable amount of compensation. The maximum amount of compensation that is payable under all Awards made to a Participant during a calendar year is $4,000,000.

3.3	Performance Criteria of Awards. Subject to the terms hereof, and in a manner consistent with Treas. Reg. § 1.162-27 or any successor rule under the Code, performance goals shall be determined in the sole and absolute discretion of the Committee, provided that the goals must be such that whether or not the performance goal will be achieved is substantially uncertain at the time the performance goals and the terms of the Award are established. Performance goals may be based upon increases in performance of the Company over a prior period, but may also be based on maintaining status quo or limiting losses or decreases in performance, as is appropriate in view of the business conditions of the Company, its industry or the market in which its securities are traded at the time that a performance goal is established. Performance goals shall be determined on the following criteria: (a) targeted levels of return on average equity, and (b) targeted levels of deposits and other funding sources.

ARTICLE IV. PAYMENT OF COMPENSATION UNDER AWARD

4.1	Payment under Awards. Except as provided in Sections 4.3, 4.4 and 4.5, payment under an Award shall only occur if (i) the performance goals specified in the Award were satisfied during the Performance Period and (ii) the Participant is employed by the Company or an affiliate of the Company at the end of the Performance Period. Except as provided in Sections 4.3 and 4.5, payment under an Award shall not occur until the Committee has certified in writing that the performance goals have been achieved. For this purpose, approved minutes of the Committee meeting or action by unanimous written consent of the Committee by which certification is made shall be treated as a written certification. However, such certification is not required if the performance goal is based solely on the increase in the market value of Company stock for a specified period.

4.2	Time of Payment. Except as provided in Section 4.5, cash compensation amounts that become payable under an Award after attainment of performance goals shall be paid as soon as practicable (as determined by the Committee) following the close of the Performance Period (the “Payment Date”).

4.3	Death or Disability. Upon the death or Disability of a Participant during a Performance Period, payments under Awards shall be made as follows:

(a) If the Company achieves the performance goals specified in the Participant's Award, the Participant shall be eligible to receive payments under the Award. The Award may be paid in full or may be prorated based on the number of full months which have elapsed in the Performance Period as of the date of such death or Disability, at the sole and absolute discretion of the Committee. Payments under this Section 4.3(a) shall be made as soon as practicable (as determined by the Committee) following the close of the Performance Period, but not prior to the date the Committee certifies in writing that the performance goals have been achieved.

(b) If the Company fails to achieve the performance goals specified in the Participant's Award, the Participant shall be deemed to have satisfied the performance goals stated in the Award. The Award may be paid in full or may be prorated based on the number of full months which have elapsed in the Performance Period as of the date of such death or Disability, at the sole and absolute discretion of the Committee. Payments under this Section 4.3(b) shall be made as soon as practicable (as determined by the Committee) following the close of the Performance Period.

4.4	Retirement. Upon the Retirement of a Participant during a Performance Period and the attainment of the performance goals under an Award for such Participant for such Performance Period, the Award may be paid in full or may be prorated based on the number of full months which elapsed in the Performance Period as of the date of the Retirement, at the sole and absolute discretion of the Committee. Payments under this Section 4.4 shall be made on the Payment Date.

4.5	Change in Control. In the event the Company experiences a Change in Control during a Performance Period, the Participant shall receive the maximum amount payable under an Award, whether or not the performance goals specified in the Award have been achieved. Such Award shall be payable as soon as practicable (as determined by the Committee) following the Change in Control.

4.6	Withholding Tax Requirements. Amounts paid hereunder shall be subject to applicable federal, state and local withholding tax requirements.

ARTICLE V. GENERAL PROVISIONS

5.1	Effect on Employment. Neither the adoption of this Plan, its operation, nor any documents describing, or referring to, this Plan (or any part thereof) shall confer upon any employee any right to continue in the employ of the Company or an affiliate or in any way affect any right and power of the Company or an affiliate to terminate the employment of any employee at any time with or without assigning a reason therefor.

5.2	Unfunded Plan. The Plan, insofar as it provides for grants, shall be unfunded, and the Company shall not be required to segregate any assets that may at any time be represented by grants under this Plan. Any liability of the Company to any person with respect to any grant under this Plan shall be based solely upon contractual obligations that may be created hereunder. No such obligation of the Company shall be deemed to be secured by any pledge of, or other encumbrance on, any property of the Company.

5.3	Rules of Construction. Headings are given to the articles and sections of this Plan solely as a convenience to facilitate reference. The masculine gender when used herein refers to both masculine and feminine. The reference to any statute, regulation or other provision of law shall be construed to refer to any amendment to or successor of such provision of law.

5.4	Governing Law. The internal laws of the State of Mississippi (without regard to the choice of law provisions of Mississippi) shall apply to all matters arising under this Plan, to the extent that federal law does not apply.

5.5	Amendment. The Board may amend or terminate this Plan at any time; provided, however, an amendment that would modify the material terms of the performance goals specified hereunder is not valid until the shareholders of the Company approve the amendment in a manner that satisfies the shareholder approval requirements of section 162(m) of the Code.

5.6	Successors. The terms of the Plan shall be binding upon the Company and its successors and assigns, and shall bind any successor of the Company, as well as its assets or its businesses (whether direct or indirect, by purchase, merger, consolidation or otherwise), in the same manner and to the same extent that the Company would be obligated under this Plan if no succession had taken place.

5.7	Beneficiary Designations. If permitted by the Committee, a Participant under the Plan may name a beneficiary or beneficiaries to whom any earned but unpaid Award shall be paid in the event of the Participant’s death. In the absence of any such designation, any Award payments remaining after the Participant’s death shall be paid to the Participant’s spouse or, if none, to the Participant’s children. If the Participant does not have a surviving spouse or children, payment shall be made to his or her estate.

5.8	Effective Date of Plan. This Plan shall be effective on January 1, 2004. Awards may be granted hereunder at any time after adoption of this Plan by the Board, provided that no compensation shall be paid under this Plan until the shareholders of the Company approve this Plan in a manner that satisfies section 162(m) of the Code. No Awards may be made under this Plan after the first shareholders meeting that occurs in the fifth year following the year in which the shareholders of the Company previously approved this Plan unless shareholders reapprove this Plan on or prior to the date of such meeting.

EXECUTION

        IN WITNESS WHEREOF, the undersigned officer has executed this Plan on this 14th day of February, 2003, to be effective as of January 1, 2004.

BANCORPSOUTH, INC.

By: /s/ L. Nash Allen, Jr.
L. Nash Allen, Jr. Chief Financial Officer